Exhibit 10.1

GAS GATHERING AGREEMENT

THIS GAS GATHERING AGREEMENT (this “Agreement”), dated November 16, 2009, is by and between (i) Hilltop Resort GS, LLC, a Delaware limited liability company (“Gatherer”) and (ii) Gastar Exploration Texas, LP, a Delaware limited partnership (“Producer”).  Gatherer and Producer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A.           Gatherer owns and operates a natural gas gathering system and related facilities in Leon and Robertson Counties, Texas.

B.           Producer owns or controls, and has the right to deliver, natural gas for gathering on such gathering systems, and Gatherer desires to gather such gas, on the terms and subject to the conditions in the Agreement.

Agreements:

NOW, THEREFORE, for good and valuable consideration, Gatherer and Producer agree as follows:

Article 1
Definitions

1.1              Definitions The following capitalized terms used in this Agreement and the attached exhibits and schedules shall have the meanings set forth below:

“AAA” is defined in Section 13.3(ii).

“Agreement” is defined in the preamble.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, whether by contract, voting power, or otherwise.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract, or otherwise.

“AMI” means the geographic area described in Schedule 6.

“Ancillary Agreements” means this Agreement, the Purchase and Sale Agreement, dated of even date herewith, between Producer and Gatherer, and the other agreements entered into by the Parties under the Purchase and Sale Agreement.

“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order, or other pronouncement, action, or requirement of any Governmental Authority.

“Bcf” means one million Mcf’s.

“Btu” means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit (1˚F) from fifty-nine degrees Fahrenheit (59˚F) to sixty degrees Fahrenheit (60˚F).

“Business Day” means any day except Saturday, Sunday, or Federal Reserve Bank holidays.

“Co-Owners” means Presco, Inc. and Navasota Resources Ltd., LLP.

“Co-Owners’ Gas” means all Gas owned or controlled by Co-Owners or their Affiliates and their successors and assigns and gathered on the Gathering System.

“Cumulative Volumetric Commitment” means 91,250,000 Mcf’s of Gas.

“Day” means a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter.

“Dedicated Reserves” means the interests of Producer and its Affiliates in all Gas reserves in and under, and all Gas owned or controlled by Producer or its Affiliates and produced or delivered from, (i) the Subject Leases and (ii) any other lands located within the AMI, whether now owned or hereafter acquired by Producer or its Affiliates.

“Delivery Points” means (i) the points identified in Schedule 4 at which Gas is delivered to a Receiving Transporter by Gatherer and (ii) any additional delivery point that, from time to time, may be added by Gatherer and Producer to the Gathering System after the Effective Date to permit delivery of Gas to other Receiving Transporters or other local Gas users such as central treating or compression facilities operated by Gatherer or Producer.

“Dispute” is defined in Section 13.3(i).

“Equivalent Quantity” means, on any Day, a quantity of Gas (in MMBtu’s) that is thermally equivalent to the quantity of Producer’s Gas received from Producer at the Receipt Points on the Gathering System on that Day less Producer’s allocated share of Fuel Gas and Lost and Unaccounted for Gas.

“Effective Date” means November 1, 2009.

“ETC Contract” means, collectively (i) the Agency Agreement between and among ETC Pipeline, Ltd., and ETC Katy Pipeline, Ltd and Oasis Pipeline, L.P. and Gastar Exploration Texas, L.P., effective September 1, 2007; (ii) the Gathering and Natural Gas Services Agreement between Gastar Exploration Texas, L.P. and ETC Texas Pipeline, LTD., dated September 1, 2007 [Contract No. 8885-100]; (iii) the Individual Transaction Confirmation to Gathering and Natural Gas Services Agreement between Gastar Exploration Texas, L.P. and ETC Texas Pipeline, LTD. dated September 1, 2007 [Individual Transaction No. 8885-101]; (iv) the Intrastate Natural Gas Transportation Service Agreement dated September 1, 2007 by and between Oasis Pipeline, L.P. and Gastar Exploration Texas, L.P. [Contract No. 028-31434-02-100]; (v) the Service Agreement Confirmation to the Intrastate Natural Gas Transportation Service Agreement [Contract No. 028-31434-02-101]; and (vi) the Intrastate Natural Gas Transportation Service Agreement dated September 1, 2007 by and between ETC Katy Pipeline Ltd., and Gastar Exploration Texas L.P. [Contract No. 150-31434-02-100]

“Force Majeure Event” is defined in Section 9.2.

“Fuel Gas” means (i) necessary amounts of Gas used by Gatherer for operation of the Gathering System but excluding any fuel used by Gatherer to operate treating and compression equipment on the Gathering System, or (ii) Gas used upstream of the Receipt Points by Producer to operate compressors, dehydrators, and related equipment and facilities in regards to well operations.

“Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

“Gatherer” is defined in the preamble.

“Gathering Fees” means the gathering fees shown in Schedule 1.

“Gathering System” means the gas gathering system described in Schedule 2, together with any modifications, alterations, replacements, extensions, or expansions made by Gatherer, from time to time, to such gathering system.

“Governmental Authority” means any court, government (federal, state, local, or foreign), department, political subdivision, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

“Gross Heating Value” is defined and determined in strict accordance with Gas Processors Association (GPA) Standard 2172 – “Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.”

“Independent Engineer” means Netherland, Sewell and Associates, Inc. or such other qualified independent third party engineer that Gatherer and Producer mutually agree upon.

“Losses” means all losses, liabilities, damages, claims, fines, penalties, costs, or expenses, including reasonable attorneys’ fees and court costs.

“Lost and Unaccounted for Gas” means the volumetric losses in Gas that occur on the Gathering System, other than Gas used for Fuel Gas.

“Maximum Daily Volume” means the maximum volume of Producer’s Gas that Gatherer is obligated to receive on any Day at a Receipt Point, as shown in Schedule 3.

“Mcf” means one thousand cubic feet of Gas at a temperature of 60 oF and a pressure of 14.65 pounds per square inch absolute.

“Mcf’s/d” means Mcf’s per Day.

“Minimum Reserve Limit” means, for a well or wells to be connected to the Gathering System, gross proved developed gas reserves attributable to Producer’s and Co-Owners’ working interests in such wells and committed by Producer and Co-Owners to Gatherer for gathering on the Gathering System of not less than 1 Bcf for each mile of new gathering line to be constructed by Gatherer to connect such well or wells to the Gathering System, as such reserves are determined by the Independent Engineer.

“Minimum Volume Period” means the period beginning on the Effective Date and ending on the 5th anniversary of the Effective Date.

“MMBtu” means one million Btu’s, which is equivalent to one dekatherm.

“Month” means the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

“Notice” is defined in Section 12.1.

“Party” and “Parties” are defined in the preamble.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authority, unincorporated organization, or other entity.

“Producer” is defined in the preamble.

“Producer’s Gas” means all Gas owned or controlled by Producer or its Affiliates and produced from or otherwise attributable to the Dedicated Reserves.

“Producer’s Quarterly Deficit Volumes” means, for a calendar quarter, the volume (in Mcf”s), if any, by which (i) a volume equal to 35,000 Mcf’s per Day multiplied by the number of Days in such calendar quarter exceeds (ii) the volume of Producer’s Gas gathered on the Gathering System in such calendar quarter, as such deficit volume is reduced by (x) any Quarterly Third Party Credit Volumes gathered in such calendar quarter and (y) any Quarterly Excess Volumes gathered in prior calendar quarters but only to the extent such Quarterly Excess Volumes have not been previously applied.

“Producer’s Quarterly Excess Volumes” means, for a calendar quarter, the amount (in Mcf”s), if any, by which (i) the volume of Producer’s Gas gathered on the Gathering System in such calendar quarter exceeds (ii) a volume equal to 35,000 Mcf’s per Day multiplied by the number of Days in such calendar quarter.

“Quarterly Minimum Volume” means, for each calendar quarter in the Minimum Volume Period, a minimum volume of Gas equal to 50,000 Mcf’s per Day multiplied by the number of Days in each such calendar quarter.

“Quarterly Third Party Credit Volumes” means, for a calendar quarter, 70% of the volume (in Mcf’s) of Third Party Gas gathered on the Gathering System in such calendar quarter.

“Receipt Points” means (i) the receipt points described in Schedule 3 and (ii) any new receipt points that may, from time to time, be added by Gatherer to the Gathering System after the Effective Date to permit Producer to deliver Producer’s Gas to the Gathering System.

“Receiving Transporter” means the intrastate or interstate pipeline company, local distribution company, or other party taking delivery or custody of Producer’s Gas at, or immediately downstream of, the Delivery Points.

“Rules” is defined in Section 13.3(ii).

“Scheduled Gas” means, for a specified period of time, the quantity of Producer’s Gas scheduled by Producer and confirmed by Gatherer for delivery and gathering on the Gathering System.

“Subject Leases” means the oil, gas, and mineral leases, deeds, conveyances, and other instruments described in Schedule 5.

“Third Party Gas” means all Gas gathered on the Gathering System from wells within the AMI, other than Producer’s Gas and Co-Owners’ Gas.

“Year” means the period of time beginning on one Day and ending on the same Day the following year.

1.2              Attachments Each exhibit, schedule, or other attachment to this Agreement is a part of this Agreement and incorporated herein for all purposes.  When the term “Agreement” is used herein, it means this Agreement and all of the exhibits, schedules, and other attachments hereto. A list of the exhibits, schedules, and other attachments to this Agreement is attached behind the signature page.

Article 2
Term

2.1              Term Unless terminated sooner as provided below, the term of this Agreement shall commence on the Effective Date and continue in effect through the close of the last Day of the Month following the fifteenth (15th) anniversary of the Effective Date and shall continue in effect for so long thereafter as Producer’s Gas can be produced in commercial quantities from the Dedicated Reserves.

2.2              Termination This Agreement may be terminated as follows:

(i)
by either Party if the other Party fails to perform any of its material obligations under this Agreement and such failure is not (x) excused by a Force Majeure Event under Article 9 or (y) cured by the defaulting Party within 30 Days after written Notice thereof by the non-defaulting Party to the defaulting Party; or

(ii)
by either Party if the other Party fails to pay any amount when due under this Agreement if such failure is not remedied within ten (10) Business Days after Notice of such failure is given by the non-defaulting Party to the defaulting Party (other than amounts disputed in good faith pursuant to Section 8.3);

(iii)
by either Party by Notice to the other Party if the other Party (1) makes an assignment or any general arrangement for the benefit of creditors, (2) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against them, or (3) otherwise becomes bankrupt or insolvent (however evidenced).

2.3              Damages for Early Termination If either Party terminates this Agreement under Section 2.2 above, then the terminating Party may pursue any and all remedies at law or in equity against the non-terminating Party for its Losses resulting from such termination.  Upon termination of this Agreement, the Parties shall retain all other rights and remedies available at law or in equity, and termination of this Agreement shall not relieve the Parties from any obligation accruing or accrued prior to the date of such termination.

Article 3
Gathering of Producer’s Gas

3.1              Dedicated Reserves.  Subject only to Producer’s Reservations, Producer (i) exclusively dedicates and commits to the performance of this Agreement the Dedicated Reserves, (ii) represents that the Dedicated Reserves are not otherwise subject to any other gas gathering agreement or commitment, except as provided in the ETC Contract, and (iii) agrees not to deliver any Gas produced from the Dedicated Reserves and owned or controlled by Producer or their Affiliates to any other gas gatherer or gas gathering system.  Producer agrees to cause any existing or future Affiliates of Producer to be bound by, and to execute and join as a party, this Agreement.  The dedication and commitment made by Producer and their Affiliates under this Agreement is a covenant running with the land.

3.2              Producer’s Reservations.  Producer reserves the following rights (and reasonable quantities of Gas to satisfy same) (“Producer’s Reservations”):  (i) to operate wells producing from the Dedicated Reserves as a reasonably prudent operator, (ii) to separate or process Gas using only mechanical equipment located at surface production facilities on or near wells producing from the Dedicated Reserves, (iii) to use Gas produced from the Dedicated Reserves for lease operations, (iv) to pool, communitize, or unitize Producer’s interests in the Dedicated Reserves, and (v) to pay lessors’ royalties in kind.  Producer shall pay Gathering Fees for any volumes of Gas reserved to pay lessors’ royalties in kind if said volumes are transported to market on Gatherer’s Gathering System.  If Producer should commence Gas flow from any new well or if Producer repairs, reworks, curtails, or plugs and abandons any existing well, notice thereof shall be given to Gatherer as soon as is reasonably practicable prior to delivering or curtailing deliveries of Gas from such well to a Receipt Point.

3.3              Memorandum.  Producer shall enter into and deliver to Gatherer, at Gatherer’s request, a fully recordable memorandum of this Agreement.

Article 4
Gathering Fees

4.1              Gathering Fees.  As consideration for gathering Producer’s Gas hereunder, Producer shall pay Gatherer the Gathering Fees for Producer’s Gas delivered to the Delivery Points each Month, as provided herein.

4.2              Payment Payment of the Gathering Fees shall be made in accordance with the procedures set forth in Article 8.

Article 5
Gas Delivery and Allocation

5.1              Receipt and Delivery.  Producer agrees to tender, or cause to be tendered, to the Receipt Points, Producer’s Gas, each Day, and Gatherer agrees to accept Producer’s Gas at the Receipt Points,  and redeliver Producer’s Gas, to the Delivery Points, subject to the terms hereof.  Producer’s Gas shall be delivered to the Receiving Transporter under the ETC Contract at the Delivery Points.  Producer and Gatherer may mutually agree to deliver Producer’s Gas to other available Delivery Points in the future if capacity is available at such Delivery Points and on the Gathering System as then configured.  Such redelivery is subject to any additional compression, treating, and dehydration charges and fees that may be required to effect such redelivery.

5.2              Minimum Volume Commitment.

(i)
Producer's Obligation.  Producer commits to deliver to Gatherer for gathering on the Gathering System in each calendar quarter during the Minimum Volume Period a volume of Gas, which when added to the volume of Co-Owners' Gas and Third Party Gas delivered in such calendar quarter, is not less than the Quarterly Minimum Volume.

(ii)
Producer’s Quarterly Deficit Volumes.  If the volume of Gas (in Mcf’s) delivered to and gathered on the Gathering System (including Producer’s Gas, Co-Owners’ Gas and Third Party Gas) in a calendar quarter of the Minimum Volume Period is less than the Quarterly Minimum Volume, then Producer shall pay Gatherer in cash, no later than 30 days following the end of such calendar quarter, an amount equal to the Producer’s Quarterly Deficit Volume, if any, for such calendar quarter (in Mcf’s) multiplied by the Gathering Fee for such calendar quarter, as its share of liquidated and agreed damages for the Quarterly Minimum Volume not being delivered to the Gathering System in such calendar quarter.

(iii)
Quarterly Excess Volumes.  Any Producer’s Quarterly Excess Volumes delivered in a calendar quarter will accumulate as a positive balance to be used by Gatherer in subsequent calendar quarters without limitation during the term to determine and remedy any Producer’s Quarterly Deficit Volumes.

(iv)
Cumulative Volumetric Commitment.  Producer’s obligation hereunder to deliver its share of the Quarterly Minimum Volume shall terminate upon the delivery to the Gathering System of a volume of Producer’s Gas, Co-Owner’s Gas and Third Party Gas equal in the aggregate to the Cumulative Volumetric Commitment.

(v)
No Suspension. Producer’s obligations to make payments under this Section 5.2 shall not be suspended or affected by the occurrence of Force Majeure Events affecting Producer’s or Co-Owners’ Gas, or the production or delivery thereof, upstream of the Receipt Points.

(vi)
First Quarter.  The calculations under this Section 5.2 for the first calendar quarter in the term of this Agreement shall be made only for the Months of November and December 2009 (and will exclude October 2009).

5.3              Scheduling.  Producer shall Notify Gatherer not less than 3 Business Days before the last day of each Month of the total volume of Gas (in Mcf’s/d and MMBtu’s) that Producer expects to deliver in the following Month, specifying the volumes to be delivered to or by Gatherer at each of the Receipt Points and at the Delivery Points.  Producer may modify its nominations at any time upon at least 24 hours advance Notice.  The Parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the Receiving Transporter.  Each Party shall give the other Party timely prior Notice, sufficient to meet the requirements of the Receiving Transporter involved in the transaction, of the quantities of Producer’s Gas to be delivered to the Delivery Points each Day. If either Party becomes aware that actual deliveries of Producer’s Gas at the Receipt Points or Delivery Points are greater or less than by 5 per cent or more the quantities of Scheduled Gas, then such Party shall promptly Notify the other Party.  Throughout the term of this Agreement, the Parties agree to work together to refine and improve the scheduling, nominating, and balancing procedures applicable to Producer’s Gas to accommodate the Receiving Transporter’s nomination procedures (or changes to such procedures) and the operational requirements of both Gatherer and Producer.  Except in cases where Gatherer is unable to accept delivery of Producer’s Gas, and unless Gatherer’s liability, costs or expenses are incurred as a result of the Gatherer failing to take any action or give any notice required under this Agreement, if Gatherer incurs any liabilities, costs, or expenses as a result of Producer not scheduling deliveries of Producer’s Gas at the Delivery Points in accordance with the Receiving Transporter’s requirements, then Producer shall promptly reimburse Gatherer for such liabilities, costs, or expenses, including all imbalance charges assessed in respect of the delivery of Producer’s Gas to the Receiving Transporter.

5.4              Thermally Equivalent Volumes.  Subject to this Agreement, Gatherer shall, as nearly as practicable each Day, deliver for Producer’s account Equivalent Quantities of Gas at the Delivery Points.  Fuel Gas shall be rendered to Gatherer by Producer for Gatherer’s use at no cost to Gatherer; except Gatherer agrees to  reimburse Producer for landowner  royalties actually paid by Producer on Fuel Gas used by Gatherer, if any.  All receipts and deliveries of Producer’s Gas hereunder shall be balanced on an MMBtu basis, less Producer’s allocated share of Fuel Gas and Lost and Unaccounted For Gas.  No Gathering Fee shall be paid on Fuel Gas.

5.5              Equal Receipt and Delivery.  Notwithstanding anything herein to the contrary, as long as Producer’s Gas is the only Gas being gathered by Gatherer, on the Gathering System then Gatherer will not reduce or discontinue receipt or delivery of  any of Producer’s Gas at any Receipt Points or Delivery Points unless required by the Receiving Transporter or as the result of the occurrence of a Force Majeure Event or other limitations in the capacity of the Gathering System.  If requested by a Receiving Transporter, receipt of Producers gas will be reduced as directed by such Receiving Transporter along with all nominated volumes from other shippers if any using the Delivery Point affected by the Receiving Transporter’s requirements, and any subsequent imbalance charges from Receiving Transporter attributable to Producer’s Gas will be the responsibility of and paid by Producer.  Further, in the event of Gatherer reducing or discontinuing Producer’s Gas under this Section 5.5, then Gatherer shall first notify Producer prior to taking any actions to reduce receipts of Producers Gas under this Section 5.5.

5.6              Information.  Each Party will furnish or cause to be furnished to the other Party hereto all data required to accurately account for all Producer’s Gas received and delivered hereunder.

5.7              Upstream and Downstream Arrangements.  Producer shall make, or cause to be made, all necessary arrangements with other pipelines or third parties at or upstream of the Receipt Points and at or downstream of the Delivery Points to effect Gatherer’s receipt and delivery of Producer’s Gas.  Such arrangements must be coordinated with Gatherer. As of the date hereof, Producer’s Gas will be delivered by Gatherer on behalf of Producer at the Delivery Points under the ETC Contract.   Gatherer agrees to cause Producer’s Gas to be delivered at the Delivery Points in a manner that does not violate the provisions of Sections 4.1, 5.1, 6.1, 6.2 and 6.5 of the ETC Contract (as described in clause (ii) of the definition), and if Producer’s Gas meets the specifications requirements of this Agreement, Section 7.1 of the ETC Contract (as described in clause (ii) of the definition).

5.8              Commingling.  Although Producer shall retain title to Producer’s Gas delivered to Gatherer at the Receipt Points hereunder, Producer’s Gas received by Gatherer shall constitute part of the supply of Gas from all sources in the Gathering System, and as such Gatherer shall, subject to its obligation to deliver an Equivalent Quantity as provided in Section 5.4 and to comply with the quality specifications herein have the absolute and unqualified right to commingle Producer’s Gas and to deliver molecules different from those received and to handle the molecules received in any manner.

5.9              Lost and Unaccounted for Gas.  Gatherer agrees to use ordinary care in gathering Producer’s Gas from the Receipt Points to the Delivery Points.  However, Producer acknowledges that certain volumetric losses in Producer’s Gas will occur, and such losses attributable to Lost and Unaccounted For Gas shall be shared and allocated among the Producer and other  parties whose Gas is gathered on the Gathering System in the proportion that each such party delivers Gas to the Gathering System.

5.10            Notice of New Connections.  Producer and Gatherer agree to work together to connect  new wells drilled by Producer within the AMI as soon as practical to the Gathering System upon completion of any such well by Producer.  This may include laying a connection before a well can be practically assessed or completed.  Under normal conditions, Producer shall provide Gatherer no less than 3 Months’ Notice of the expected date of first production for each new well or wells in the AMI operated by Producer that Producer desires to connect to the Gathering System.  Such Notice to Gatherer shall include the location of the well or wells to be connected to the Gathering System, the projected date of final completion and testing of such well or wells, Producer’s good faith estimate of the Gas reserves for each such well, the projected monthly production profile for the first 5 Years after initial production for each such well or wells, and all other information or data reasonably requested by Gatherer.  If the projected Gas reserves for such well or wells equal or exceed the Minimum Reserve Limit, as determined by the Independent Engineer, then such well or wells shall be connected to the Gathering System by Gatherer as soon as reasonably practicable and Producer’s gas delivered through such connection shall be gathered under the terms of this Agreement.  Such connection shall be constructed by Gatherer at its sole cost.  All Producer’s Gas delivered through a connection constructed by Gatherer shall be gathered by Gatherer on the Gathering System under the terms of this Agreement.  If the projected Gas reserves for such well or wells cannot be reasonably determined in advance or do not equal or exceed the Minimum Reserve Limit, as determined by the Independent Engineer, then Gatherer and Producer may mutually agree to elect one of two alternate courses:

i.
Producer may request that Gatherer complete the connection as if the Gas Reserves for such well or wells equals or exceeds the Minimum Reserve Limit.  Producer’s working interest share of all costs incurred by Gatherer to complete such connection shall be charged to the account of the Producer.  When any such well is completed, a new determination will be made by the Independent Engineer to assess if the completed well or wells meets or exceeds the Minimum Reserve Limit.  If the Minimum Reserve Limit, as determined by the Independent Engineer, is met, Producer shall have no obligation for the costs of Gatherer to construct and complete such connection and Gatherer shall promptly reimburse Producer for any such costs charged to Producer.  If the completed well or wells does not meet the Minimum Reserve Limit as determined by the Independent Engineer, Producer shall promptly reimburse Gatherer for its working interest share of Gatherer’s costs to construct and complete such connection.  In that event all production from such well or wells shall be gathered by Gatherer  on the Gathering System under the terms of this Agreement, except the Gathering fee shall not exceed $.20 per Mcf  per day.  The costs of the Independent Engineer, if used, will be added to the construction costs for such connection.

ii.
By mutual agreement with the Gatherer, such mutual agreement on the part of the Gatherer not to be unreasonably withheld, Producer may complete such connection to the Gathering System, at Producer’s sole cost.  All facilities constructed by Producer to complete such connection shall meet or exceed the reasonable design and operating standards of Gatherer for the Gathering System.  All Producer’s Gas delivered through a connection constructed by Producer shall be gathered by Gatherer on the Gathering System under the terms of this Agreement, except the Gathering Fee shall not exceed $0.20 per Mcf.  This option may not be elected by the Producer unless Gatherer has waived in writing its right to provide the connection as otherwise described in this Section 5.10, such waiver shall not be unreasonably withheld after reserve information has been provided and assessed by the Independent Engineer.

5.11              Pressures.  Producer’s Gas shall be delivered at the Receipt Points at pressures sufficient to effect delivery into Gatherer’s facilities at the Receipt Points, but not to exceed the maximum allowable operating pressure of the Gathering System from time to time.  Gatherer shall cause Producer’s Gas to be redelivered at the Delivery Points at pressures sufficient to effect delivery into Receiving Transporter’s facilities at the Delivery Points, but not to exceed the maximum allowable operating pressure of such facilities from time to time.

5.12              Allocation Of Volumes Delivered.  Producer shall be credited with its allocated portion of volumes of Gas received at the  Delivery Points by the Receiving Transporters.  So long as no Third Party Gas is received by Gatherer on the Gathering System, all delivered volumes shall be credited to Producer and Co-Owners, as applicable.  Gathering Fees shall be calculated based on volumes of Producer’s Gas delivered to the Delivery Points.  Allocation of volumes and Gathering Fees among Receipt Points shall be the responsibility of Producer based on measurement made by its measurement equipment at the Receipt Points.  If Gas is delivered by shippers other than Producer and Co-Owners to the Gathering System , Gatherer shall allocate total delivered volumes among all shippers and calculate the Gathering Fees based on metering and equipment installed and operated by Gatherer.  Gatherer may elect to install area metering covering multiple wells for purposes of such allocations.  Allocations by Gatherer will not be based on meters operated by Producer unless check metering and equipment is installed by Gatherer.

Article 6
Taxes and Warranties

6.1              Taxes.  Producer shall pay or cause to be paid, and agrees to indemnify and hold harmless Gatherer from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any Governmental Authority with respect to Producer’s Gas and the handling thereof prior to receipt thereof by Gatherer at the Receipt Points.  Gatherer shall pay or cause to be paid, and agrees to indemnify and hold harmless Producer from and against the payment of, all taxes and assessments, if any, imposed upon Gatherer for the activity of gathering of Producer’s Gas after receipt and prior to redelivery thereof by Gatherer at the Delivery Points.  Neither Party shall be responsible or liable for any taxes or other statutory charges levied or assessed against the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement.

6.2              Title and No Liens Producer warrants to Gatherer good title to Producer’s Gas delivered to the Receipt Points, free from all liens, charges, and other adverse claims or encumbrances (other than liens in favor of Producer’s lenders).  Producer shall indemnify, defend, and hold harmless Gatherer from and against all Losses arising from all such liens, charges, and adverse claims and encumbrances, including Losses arising from claims (i) by co-working interest owners, royalty or overriding royalty owners, Producers lenders,or other purported owners of interests or rights in Producer’s Gas or in the Dedicated Reserves or (ii) by Persons from whom Producer purchased or otherwise acquired Producer’s Gas prior to the Receipt Points.

6.3              Other Warranties EXCEPT AS SET FORTH IN THIS ARTICLE 6 AND THE OTHER PROVISIONS OF THIS AGREEMENT AND ITS ATTACHMENTS, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE GAS DELIVERED AND REDELIVERED HEREUNDER.

Article 7
Control, Possession, and Waiver

7.1              Control and Possession As between the Parties, Producer shall be deemed to be in exclusive control and possession of Producer’s Gas delivered hereunder and responsible for any damage or injury caused thereby prior to the time Producer’s Gas shall have been delivered to Gatherer at the Receipt Points and after Producers Gas is redelivered to or on behalf of Producer at Delivery Points.  After delivery of Producer’s Gas to Gatherer at the Receipt Points, Gatherer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby until redelivered to or on behalf of Producer at the Delivery Points.

7.2              Indemnity Producer agrees to indemnify, defend, and hold harmless Gatherer and its Affiliates from any and all Losses arising from or out of (i) personal injury or property damage attributable to Producer’s Gas when Producer shall be deemed to be in control and possession of Producer’s Gas as provided in Section 7.1 and (ii) the delivery by Producer of Producer’s Gas that does not meet the quality specifications in Section 3 of Exhibit A of this Agreement.  Except to the extent a Loss (or Losses) is covered by the indemnity in the preceding sentence, Gatherer agrees to indemnify, defend, and hold harmless Producer and their Affiliates from all Losses arising from or out of personal injury or property damage attributable to Producer’s Gas when Gatherer shall be deemed to be in control and possession of Producer’s Gas as provided in Section 7. THE INDEMNITIES SET FORTH IN THIS SECTION 7.2 ARE TO BE CONSTRUED WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE, OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY OR OTHER PERSON.

7.3              Waiver of Damages A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY.  SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION OR SIMILAR DAMAGES, BY STATUTE, IN TORT, OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE STRICT LIABILITY OR NEGLIGENCE OF ANY PARTY, WHETHER SUCH STRICT LIABILITY OR NEGLIGENCE BE SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.  DAMAGES OWING BY PRODUCER UNDER THE ETC CONTRACT CAUSED BY A FAILURE BY GATHERER TO PERFORM ITS OBLIGATIONS UNDER SECTION 5.7 OF THIS AGREEMENT SHALL BE CONSIDERED DIRECT ACTUAL DAMAGES.

Article 8
Billing and Payments

8.1              Billing. As soon as practicable each Month, Gatherer shall invoice Producer for volumes of Producer’s Gas received and gathered hereunder in the preceding Month and for any other applicable charges and provide a statement setting forth (i) the volumes and quantities (in Mcf’s and MMBtu’s) of Producer’s Gas delivered to each Delivery Point, (ii) any adjustments for prior periods, (iii) any amount that may be due for a calendar quarter under Section 5.2, and (iv) all other amounts due hereunder.  Any amount owing by Producer under Section 5.2 for a calendar quarter shall be paid by Producer as provided in Section 8.2 below, except amounts owing in excess of $350,000 may be paid by Producer in two equal monthly installments. If actual measurements of volumes of Producer’s Gas are not available in any Month, Gatherer may prepare and submit its invoice based on estimated volumes, which estimated volumes shall be corrected to actual volumes in the Month in which actual volumes are determined.

8.2              Payment. Producer shall remit to Gatherer the amount due under Section 8.1, in immediately available funds, by the 25th Day of each Month or 10 Days from the date of Gatherer’s invoice, whichever is later.  If such due date is not a Business Day, payment is due on the next Business Day following such date.

8.3              Dispute If Producer, in good faith, disputes the amount of any such invoice or any part thereof, Producer will pay such amount as it concedes to be correct. If Producer disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount disputed within 20 Days of the date of such invoice.  If the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights under this Agreement.

8.4              Late Payments If Producer fails to pay the amount of any invoice rendered by Gatherer hereunder when such amount is due, interest thereon shall accrue from, but excluding, the due date to, and including, the date payment thereof is actually made at the lesser of the “Prime Rate” plus 4%, computed on an annualized basis and compounded Monthly, or the maximum rate of interest permitted by Applicable Law, not to exceed the maximum legal rate.  “Prime Rate” means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the Heading “Prime Rate,” or any successor thereto, on the first date of publication for the Month in which payment is due.  Gatherer shall render a late payment charge invoice and Producer shall make payment within 10 Days of the date of such invoice.

8.5              Audit A Party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement.  This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Agreement.  All invoices and billings shall be conclusively presumed final and accurate and all associated claims for underpayments or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within 2 Years after the date of the invoice or billing.  All retroactive adjustments under this Section 8.5 shall be paid in full by the Party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

8.6              Financial Responsibility.  If Producer fails to pay any amounts when due under this Agreement for any two consecutive months, then Gatherer shall notify Producer in writing. Producer shall then have a 30 day period to remedy payments owed in full.  After the second failure to pay for two consecutive months, in the event Producer fails to remedy within 30 days following notice, Gatherer may require Producer to post security reasonably satisfactory to Gatherer, provided that payment in cash in advance by Producer for Gathering of Producer’s Gas hereunder shall be deemed to satisfy that requirement.

Article 9
Force Majeure

9.1              Non-Performance If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement, other than a Party’s obligations to make payments when due hereunder, then such Party’s obligations shall be suspended to the extent affected by the Force Majeure Event.  A Party claiming a Force Majeure Event shall use commercially reasonable efforts to remove such Force Majeure Event, shall give prompt written notice to the other Party of the termination of such Force Majeure Event, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure Event.

9.2              Definition “Force Majeure Event” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby; including acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems, or other related facilities, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, sabotage, breakage or accidents to equipment, machinery, gathering systems, plants, facilities or lines of pipe, the making of repairs or alterations to lines of pipe, gathering systems, plants or equipment, inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of wells or lines of pipe, partial or entire failure of gas supply, electric power shortages, necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a Governmental Authority having or asserting jurisdiction prohibiting a Party from discharging its obligations under this Agreement, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension. Such term shall likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any Governmental Authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits, and permissions.  “Force Majeure Event” also includes any event of force majeure occurring with respect to the facilities or services of either Party’s Affiliates or service providers providing a service or providing any equipment, goods, supplies or other items necessary to the performance of such Party’s obligations hereunder, to the extent such force majeure event renders a Party unable to perform its obligations under this Agreement and to the extent such event is not reasonably within the control of such Party.

9.3              Strikes. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and any obligation hereunder to remedy a Force Majeure Event shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the sole discretion of the Party having the difficulty.

9.4              Notice The Party whose performance is affected by a Force Majeure Event must provide Notice to the other Party.  Initial notice may be given orally, but written Notice with reasonably full particulars of the Force Majeure Event is required as soon as reasonably possible after the occurrence of the Force Majeure Event.

9.5              Maintenance and Other Operations Gatherer may interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations, and repairs and Gatherer shall give to Producer reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable or in cases where the operations of Producer will not be affected.  Gatherer shall endeavor to arrange such interruptions so as to inconvenience Producer as little as possible.  Service interruptions on the part of either Party that are covered by this provision are included within the definition of “Force Majeure Event” for the purpose of this Agreement.

Article 10
Assignment

10.1           Restriction on Assignment Neither Party may assign or delegate any of its rights or obligations under this Agreement, by operation of law, change of control, or otherwise, without the prior written consent of the other Party which consent shall not be unreasonably withheld, delayed or conditioned, except as provided in Section 10.2 below.

10.2           Permitted Assignments.  Producer may assign its rights under this Agreement, without consent, to a Person that is acquiring an interest in or all or part of the Dedicated Reserves contemporaneous with such assignment if such assignment expressly provides that (i) it is subject to the terms of this Agreement and (ii) the Dedicated Reserves will remain committed to this Agreement.  Gatherer may assign its rights under this Agreement, without consent, to a Person that is acquiring an interest in or all or a part of a Gathering System contemporaneous with such assignment.  Each Party also (x) may pledge this Agreement (or pledge any of its rights under this Agreement including the right to receive payments due hereunder) to secure any credit facility or indebtedness of such Party or its Affiliates for borrowed money without the consent of the other Party and (y) may assign any of its rights, or delegate any of its obligations, under this Agreement to one or more of its Affiliates without the consent of the other Party; provided, no such pledge or assignment shall relieve the assignor Party from any of its obligations hereunder.

10.3           Inurement Subject to Section 10.1 and 10.2,  this Agreement binds and inures to the benefit of the Parties and their respective successors and assigns.

Article 11
Jurisdiction

This Agreement is subject to, and each Party will comply with, all Applicable Laws of any Governmental Authority now or hereafter having jurisdiction over either or both Parties or their facilities.

Article 12
Notices

12.1           Notice All notices, invoices, payments, and other communications made under this Agreement (“Notice”) shall be in writing and sent to the addresses shown in Exhibit B.

12.2           Method All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail, or hand delivered.

12.3           Delivery Notice shall be given when received on a Business Day by the addressee.  In the absence of proof of the actual receipt date, the following presumptions will apply.  Notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission.  If the Day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day.  Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party.  Notice by first class mail shall be considered delivered 5 Business Days after mailing.

Article 13
Other Provisions

13.1            Additional Terms The measurement terms and conditions set forth in Exhibit A are incorporated herein by reference.

13.2            Governing Law This Agreement shall be construed, enforced, and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof.

13.3
Arbitration Agreement to Arbitrate.  Any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement, the subject matter of this Agreement, or the relationship between the Parties created by this Agreement (each a “Dispute”), shall be resolved by binding arbitration in accordance with the terms of this Section 13.3.  A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims sounding in tort, contract, statute or common law.  The validity, construction and interpretation of this agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal.

(ii)
Rules and Applicable Law.  Any arbitration of a Dispute shall be administered by the American Arbitration Association (“AAA”) and conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in existence at the time of the arbitration.  In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 13.2, provided that legal issues relating to arbitration procedure or the scope or enforceability of the arbitration agreement shall be governed by the Federal Arbitration Act.  The arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages, and the Parties waive any right they may have to recover such damages from one another.

(iii)	Location of the Proceeding. The seat (or legal place) and venue of the arbitration shall be in Houston, Texas.

(iv)
Parties.  This shall apply to any Dispute between the Parties, and it shall also apply to any (a) Dispute between a Party and any Affiliate of the other Party, and (b) Dispute between an Affiliate of one Party and an Affiliate of the other Party. With regard to any Dispute, the Affiliates of the Parties are intended third party beneficiaries of the agreement to arbitrate set out in this Section 13.3.

(v)
Selection of the Arbitral Tribunal.  The Dispute shall be decided by a panel of three neutral arbitrators.  The claimant shall nominate an arbitrator at the time it serves its request for arbitration.  The respondent shall nominate an arbitrator at the time it serves its response to the request for arbitration.  If a Party fails to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules.  The two arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration.  If the two party-appointed arbitrators are unable to agree upon an arbitrator within 15 days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the Rules.

(vi)
Interim Measures and Provisional Remedies. The arbitral tribunal is authorized to award interim measures, provisional remedies or injunctive relief, which may be enforced by the arbitral tribunal or by a court of law.  In the event of an emergency or if one of the arbitrators is unavailable, then the chairman is authorized to award interim measures or injunctive relief, which may upon the request of a Party be reviewed by the entire arbitral tribunal.

(vii)	The Award. The award shall be final and binding. The award shall be required to be in writing, stating the award and the reasons therefor.

(viii)
Enforcement of Award by a Court.  Any arbitration award may be enforced by the courts sitting in Houston, Texas or any other court of competent subject matter jurisdiction (including any jurisdiction in which a Party holds or keeps assets).  The Parties further agree that any action to challenge, vacate or set aside the Award in whole or in part must be brought in the courts sitting in Houston, Texas.  The Parties agree to waive any objections they may have to personal jurisdiction, venue, or forum non-conveniens for any action brought to enforce the award in the courts sitting in Houston, Texas or any other jurisdiction where a Party holds or keeps assets.

(ix)
Costs and Attorneys Fees.  The arbitral tribunal is authorized to award costs of the arbitration in its award and to allocate costs between the Parties, including (a)  the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including the fees and expenses of its experts; (c) the fees and expenses of the AAA; (d)  the reasonable costs for legal representation of a successful Party, including attorneys’ fees, expert witness fees, out of pocket costs and other expenses; and (e) any such costs incurred in connection with an application for interim or emergency measures.

(x)
Severability.  If any provision of this arbitration provision is found by a court to be unenforceable or unlawful, then it shall be severed from this Agreement and the remaining terms shall be enforced as written.

13.4            Representations Each Party represents to the other Party during the term hereof as follows:  (i) there are no suits, proceedings, judgments, or orders by or before any governmental authority that materially adversely affect its ability to perform this Agreement or the rights of the other Parties hereunder, (ii) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part, (iv) this Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and (v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it.  .  Producer and Gatherer jointly acknowledge and agree that (a) the movement of Gas on the Gathering System under this Agreement constitutes (and is intended to constitute for purposes of all Applicable Laws) a movement of Producer’s Gas that is not subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act or Section 311 of the Natural Gas Policy Act, (b) the Gathering Fees have been freely negotiated and agreed upon as a result of good faith negotiations and are not discriminatory or preferential, but are just, fair, and reasonable in light of the Parties’ respective covenants and undertakings herein during the term of this Agreement, and (c) neither Producer nor Gatherer had an unfair advantage over the other during the negotiation of this Agreement.

13.5            Integrated Transaction This Agreement is being executed and delivered by the Parties contemporaneous with, and as a condition precedent to, the execution and delivery of the Ancillary Agreements by the Persons that are party thereto.  The Parties acknowledge that the execution and delivery of this Agreement and the rights and obligations of the Parties hereto are part of an integrated transaction being affected pursuant to the terms of this Agreement and the Ancillary Agreements.

13.6            Waiver No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.7            Rules of Construction In construing this Agreement, the following principles shall be followed:

(i)	no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(ii)	examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iii)	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iv)	a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(v)	the plural shall be deemed to include the singular, and vice versa; and

(vi)	each gender shall be deemed to include the other genders.

13.8            No Third Party Beneficiaries Except as provided in Section 13.3(iv), there is no third party beneficiary to this Agreement.

13.9            Headings The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Producer:

GASTAR EXPLORATION TEXAS, LP

BY: GASTAR EXPLORATION TEXAS LLC, its general partner

By:	/s/ Michael A. Gerlich
Name: Michael A. Gerlich
Title: Secretary and Treasurer

Signature Page to Gas Gathering Agreement

Gatherer:

HILLTOP RESORT GS, LLC

By:	/s/ Gilbert Burciaga
Name: Gilbert Burciaga
Title: Chief Executive Officer

Signature Page to Gas Gathering Agreement

List of Exhibits and Schedules

Exhibit A	-	Additional Terms and Conditions.
Exhibit B	-	Addresses for Notice.

Schedule 1	-	Gathering Fees.
Schedule 2	-	Gathering System Description.
Schedule 3	-	Receipt Points.
Schedule 4	-	Delivery Points.
Schedule 5	-	Subject Leases.
Schedule 6	-	Description of AMI.

List of Exhibits and Schedules

Exhibit A
ADDITIONAL TERMS AND CONDITIONS

The following terms and conditions shall apply to the gathering of Producer’s Gas on the Gathering System.

1.            Measurement and Testing.

(a)           Receiving Transporters.  The ultimate custody transfer point for Producer’s Gas will be at the interconnection between the facilities of Gatherer and the Receiving Transporter and therefore the volume attributable to Producer will be an allocated volume based on Producer’s pro rata portion of all Gas delivered to the Receiving Transporter less Producer’s allocated share of Fuel Gas and Lost and Unaccounted For Gas.

(b)           Meters.  Gatherer purchased the Gathering System  from Producer and Co-owners, but Producer shall continue to own, and Producer or its designee shall operate, the existing meters at the Receipt Points.   Existing check measuring stations and measuring equipment at the Delivery Points shall be owned and operated by Gatherer.  Both Producer and Gatherer may install, maintain, and operate, at their own expense, such additional check measuring equipment as desired and where appropriate on meters owned by the other Party.  Such equipment shall be installed so as not to interfere with the operation of the owning Party’s or its designee’s measuring equipment.  Where no  check measuring equipment is installed by the Party that does not own existing meters, the owning Party agrees to provide the non-owning Party with immediate on-line access to flow information from such meters.  Ownership and operation of new metering on future Receipt Points and Delivery Points shall be determined on a case by case basis by mutual agreement between Gatherer and Producer.

(c)           Practices.  All existing Delivery Point meters and future Receipt Point and Delivery Point meters installed by Producer or Gatherer shall be constructed, installed, and operated in accordance with the following standards depending on the type of meters used.

(1)           Orifice Meters - In accordance with American Gas Association Report Number 3, dated 2000 or the most recent edition as agreed to by Gatherer and Producer.  If Gas pulsation problems occur upstream of the Receipt Points or downstream of the Delivery Points, Producer, or their designee, shall take whatever steps necessary to mitigate such pulsation.

(2)           Positive Meters - In accordance with American National Standards Institute B109.2, dated 2000 or the most recent edition as agreed to by Gatherer and Producer.

(3)           Turbine Meters - In accordance with American Gas Association Report Number 7, dated 1996 or the most recent edition as agreed to by Gatherer and Producer.

(4)           Electronic Transducers and Flow Computers (solar and otherwise) - in accordance with the applicable American Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modification thereof.

(5)           Ultrasonic Meters - In accordance with American Gas Association Report Number 9, dated 2003 or the most recent edition as agreed to by Gatherer and Producer.

Notwithstanding anything contained in this Section 1(c) to the contrary, Gatherer shall not be required to replace or make any alterations to its measuring equipment as a result of any subsequent amendments, revisions, or modifications of the American Gas Association Reports cited in Subparagraphs (1) through (5) of this Section 1(c), unless the Parties mutually agree to such replacement or alteration.

(d)           Testing.  Owners of meters on the Gathering System at Receipt Points and Delivery Points shall give reasonable Notice to the other Party of any cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting of the owning Party’s meters or the measurement equipment at Receipt Points and Delivery Points to permit the non-owning Party to have a representative present.  The official records from the measurement equipment shall remain the property of the owner.  Upon request, Gatherer will submit its records from the Delivery Points, together with calculations therefrom, to Producer for inspection and verification, subject to return to Gatherer or its designee within 30 Days after receipt thereof.

Exhibit A

(e)           Accuracy of Meters.  All meters shall be verified (and calibrated) at the following intervals: (i) if the deliveries of Gas through the meter average less than 100 Mcf’s/d, at least once each Year, (ii) if the deliveries of Gas through the meter average between 100 Mcf’s/d and 500 Mcf’s/d, at least once every 6 Months, (iii) if the deliveries of Gas through the meter average between 500 Mcf’s/d and 5,000 Mcf’s/d, at least once every 3 Months, or (iv) if the deliveries of Gas through the meter average more than 5,000 Mcf’s/d, at least once each Month.  If, upon any test, the measuring equipment is found to be inaccurate by 1% or less, previous readings of such equipment will be considered correct in computing the deliveries of Producer’s Gas hereunder, but such equipment shall immediately be adjusted to record accurately.  If, upon any test, the measuring equipment is found to be inaccurate by more than 1% of the average flow rate since the last test, then any previous recordings of such equipment shall be corrected to zero (0) error for any period which is known definitely or agreed upon, using the procedure set forth in Section 1(f).  If such period is not known or agreed upon, such correction shall be made for a period covering 1/2 of the time elapsed since the date of the latest test, but not to exceed 16 Days when the equipment is tested every Month and not to exceed 45 Days when the equipment is tested every 3 months.  If Producer desires a special test of any measuring equipment owned by Gatherer, at least 72 hours advance notice shall be given to Gatherer by Producer, and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment.  If the measuring equipment so tested is found to be inaccurate by 1% or less, Gatherer shall have the right to bill Producer for the costs incurred due to such special test, including any labor and transportation cost, and Producer shall pay such costs promptly upon invoice thereof.

(f)           Adjustments.  If, for any reason, any measurement equipment is out of adjustment, out of service, or out of repair and the total calculated hourly flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 1(e), the total quantity of Producer’s Gas delivered shall be redetermined in accordance with the first of the following methods which is feasible:

(1)           by using the registration of any check meters, if installed and accurately registering (subject to testing as described in Section 1(e)), or

(2)           where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring Producer’s Gas from upstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering; or

(3)           by correcting the error by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests, or mathematical calculation); or

(4)           by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

(g)           Meter Records Retention.  Gatherer shall retain and preserve for a period of at least 2 years all measurement results, test data and other similar records.

2.           Measurement Specifications.

(a)           Units.  The unit of volume for measurement shall be one (1) cubic foot.  Such measured volumes shall be multiplied by their Gross Heating Value per cubic foot and divided by 1,000,000 to determine MMbtu’s delivered hereunder.

(b)           Practices.  Computations for Gas measurement shall be made in accordance with the following depending on the type of meters used:

Exhibit A

(1)           Orifice Meters - In accordance with American Gas Association Report Number 3, dated 2000 or the most recent edition as agreed to by Gatherer and Producer.

(2)           Positive Meters - In accordance with American National Standards Institute B109.2,  dated 2000 or the most recent edition as agreed to by Gatherer and Producer.

(3)           Turbine Meters - In accordance with American Gas Association Report Number 7, dated 1996 or the most recent edition as agreed to by Gatherer and Producer.

(4)           Electronic Transducers and Flow Computers (solar and otherwise) - in accordance with the applicable American Gas Association standards, including but not limited to American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modification thereof.

(5)           Ultrasonic Meters - In accordance with American Gas Association Report Number 9, dated 2003 or the most recent edition as agreed to by Gatherer and Producer.

(c)           Temperature.  The temperature of Producer’s Gas typically shall be determined by a temperature measurement device installed as part of the selected meter and flow computer combination, or such other means of recording temperature as may be mutually agreed upon by the Parties.  The temperature so recorded, obtained while Producer’s Gas is being delivered, shall be the applicable flowing Gas temperature for purposes of calculating the actual gas flow.

(d)           Composition of Producer’s Gas.  Gatherer may elect to obtain a continuous flow monthly composite sample or a monthly spot sample of the Gas delivered by Producer hereunder while the Gas is being produced under normal operating conditions.  Analysis of such sample shall be made by Gatherer, at Gatherer’s election, by gas chromatography or other industry approved method, and the results reported as mol percent along with other composition parameters.

(e)           Pressure.  For purposes of measurement and meter calibration, the atmospheric pressure for each of the Receipt Points and Delivery Points shall be assumed to be the pressure value determined by Gatherer, or its designee, for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time.  For the purposes herein, such atmospheric pressure will be assumed to be 14.65 pounds per square inch absolute.

(f)           Gross Heating Value, Specific Gravity, and Compressibility.  The Gross Heating Value, Specific Gravity, and Compressibility of the Gas delivered at the Receipt Points and Delivery Points shall be determined from compositional analysis as described in Section 2(d) above as outlined in Gas Processors Association Standard 2172 Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.

(g)           Other Contaminants.  Other tests to determine water content, sulfur, hydrogen sulfide, inert gases, and other impurities in Producer’s Gas shall be conducted whenever requested by either Party and shall be conducted in accordance with standard industry testing procedures.

3.           Quality Specifications.

(a)           Producer’s Gas.  All Producer’s Gas delivered at the Receipt Points shall meet all quality specifications imposed by the Receiving Transporter as follows:

(1)           Water Vapor:  Producer’s Gas shall not have a water vapor content in excess of 7 pounds of water vapor per 1,000,000 standard cubic feet of Gas.

(2)           Hydrogen Sulfide:  Producer’s Gas shall not contain more than ¼ grain of hydrogen sulfide per 100 standard cubic feet of Gas at the Receipt Points.

Exhibit A

(3)           Total Sulfur:  Producer’s Gas shall not contain more than 5 grains of total sulfur per 100 standard cubic feet of Gas at the Receipt Points.

(4)           Temperature:  Producer’s Gas shall not have a temperature less than 40ºF or more than 120 ºF.

(5)           Carbon Dioxide:  Producer’s Gas shall not contain more than 2% by volume of carbon dioxide.

(6)           Oxygen:  Producer’s Gas shall contain no oxygen.

(7)           Nitrogen:  Producer’s Gas shall not contain more than 2% by volume of nitrogen.

(8)           Total Inert Gas: Producer’s Gas shall not contain more than 3% by volume of total inert gases.

(9)           Objectionable Liquids and Solids and Dilution:  Producer’s Gas shall be commercially free of dust, gum, gum-forming constituents, gasoline, liquid hydrocarbons, water, and any other substance of any kind that may become separated from the Gas during the handling thereof or that may cause injury to or interference with proper operation of the lines, meters, regulators, or other appliances through with it flows.

(10)         Gross Heating Value:  Producer’s Gas shall not have a Gross Heating Value less than 950 Btu’s per cubic foot of Gas or more than 1050 Btu’s per cubic foot of Gas.

(11)         Hydrocarbon Dewpoint:  Producer’s Gas shall have a hydrocarbon dewpoint below 40 degrees Fahrenheit (40 oF).

(b)           Treating and Dehydration by Receiving Transporter: Notwithstanding the Gas specifications above for carbon dioxide and hydrogen sulfide, Producer may deliver Producer’s Gas at the Receipt Points with up to 6% by volume carbon dioxide and up to 24 ppm(v) hydrogen sulfide if Producer has made suitable arrangements for delivering such non-specification Producer’s Gas under the ETC Contract, at no cost to Gatherer. These higher limits are intended to mirror the specifications contained in the Treating Option in the ETC Contract, and shall be determined at the Delivery Points into such  Receiving Transporter.  Blended H2S content at the Delivery Points up to 40 ppm(v) will be reduced to below 24 ppm(v) by injection of suitable scavenger at the Delivery Points by Gatherer at no cost to the Producer.  Therefore, H2S content at the Delivery Point above 40 ppm(v) shall be the responsibility of the Producer, who will be required in that event to reduce the aggregate H2S content below 40 ppm(v) by treating at selected well sites or curtailment of high H2S well flow at the Receipt Points.   If the blended CO2 content of Producer’s Gas exceeds 6% in the aggregate at the Delivery Points, but does not exceed 8% in the aggregate at Delivery Points, Gatherer shall accept and gather such non-specification Producer’s Gas if such non-specification Producer’s Gas is accepted under the ETC Contract, at no cost to Gatherer.  Shut in of the Producer’s Gas due to CO2 content above 6% at the Delivery Points shall be the sole responsibility of the Producer.   Producer’s Gas may also be delivered with water in excess of 7 pounds per 1,000,000 standard cubic feet, up to complete water saturation but with no free liquid water, so long as Producer has made suitable arrangements for delivering Producer’s Gas with this water content by payment of the Dehydration Fee under the ETC Contract, and at no cost to Gatherer.  Gatherer warrants that any Third Party Gas received on the Gathering System shall meet specifications at least as stringent as those then in effect by the Receiving Transporter, including relaxed specifications for the Treating and Dehydrations Options, if applicable, and that such Third Party Gas will meet the quality specifications at the Delivery Points.  Gatherer shall meter Third Party Gas and measure its quality using procedures substantially similar to those set forth in this Agreement, and Gatherer shall notify Producer on a monthly basis of the results of such metering and measurement.  Anything herein to the contrary notwithstanding, Gatherer may refuse to accept Producer’s Gas that does not meet the specifications in Section 3(a) above if Gatherer reasonably determines that receipt of such non-specification Producer’s Gas will cause material damage the Gathering System.

Exhibit A

(c)           Change in Receiving Transporter’s Specifications.  Notwithstanding the Gas specifications above, if a Receiving Transporter notifies Gatherer or Producer of different or additional quality specifications required at the Delivery Points and different from those outlined in Section 3(a) or (b) above, Gatherer will notify Producer of any such different or additional specifications as soon as practicable after being notified of such specifications.  Gatherer may, at its sole option, retain the original specifications as outlined above or choose to adopt such revised specifications as the quality specifications for Producer’s Gas under this Agreement for as long as required by the Receiving Transporter.

(d)           Failure to Meet Specifications.  If Producer’s Gas delivered hereunder fails to meet any of the quality specifications stated in Section 3(a), (b) or (c) above, Gatherer (i) may install equipment, at Producer’s expense, on the Gathering System to treat such nonconforming Producer’s Gas or (ii) may refuse to accept such Producer’s Gas for so long as Producer is unable to deliver Producer’s Gas conforming to such specifications.  If Gatherer, in its sole discretion, accepts Producer’s Gas that fails to meet any of the quality specifications stated above, Gatherer shall not be deemed to have waived Gatherer’s right to refuse to accept non-specification Gas at a subsequent time.  In addition, if Producer continues to flow any Gas that fails to meet the quality specifications under this Section 3, Producer shall be responsible for (i) any fees charged by any Receiving Transporter and (ii) any costs, expenses, damages incurred by Gatherer or caused by such non-specification Producer’s Gas.

4.           Easements.

(a)           Access.  To the extent that Producer may contractually or lawfully do so under its leasehold interests and other property rights in the Subject Leases, Producer hereby grants, convey, assign, and transfer to Gatherer a right of way and easement across the Subject Leases, and across adjoining lands in which Producer may have an interest, for the purposes of installing, using, inspecting, repairing, operating, replacing, and removing Gatherer’s facilities (including installation of new custody transfer meters and other equipment) used or useful in the performance of this Agreement.  Any property of Gatherer placed in or on any of such land shall remain the property of Gatherer, subject to removal by Gatherer when necessary or desirable, in Gatherer’s sole judgment, or upon the expiration or termination of this Agreement.  Gatherer shall have a reasonable time after the expiration or termination of this Agreement to remove its property.

(b)           Further Assurances.  Producer shall execute and deliver such additional instruments and other documents, and shall take such further actions as may be reasonably necessary or appropriate, to effectuate, carry out, and comply with the terms of this Section 4.

(c)           Uneconomic Systems.  If total deliveries of Producer’s Gas to Gatherer at a Receipt Point fall below an average daily quantity of 50 Mcf’s of Gas for any ninety (90) consecutive Day period, then Gatherer may, in its sole discretion, assign and convey to Producer, for a mutually acceptable price, the uneconomic portion of the Gathering System and all related equipment, and Producer shall assume responsibility for the operation and maintenance of and measurement at the applicable Receipt Point (including all costs related thereto), subject to the provisions of a Gas measurement and operation agreement between Producer and Gatherer, and subject to compliance with the provisions of this Agreement regarding measurement. If Producer and Gatherer cannot agree on a mutually acceptable price, the Parties agree to negotiate in good faith to remedy the uneconomic operation.  Such remedies may include special agreements for increased Gathering Fees for the uneconomic connection, supplemental payments by Producer to Gatherer to cover extraordinary costs, or other means as might be appropriate.  Gatherer reserves the right to shut in, or to permit Producer to operate and maintain, at Producer’s sole risk, cost, and expense, any part of the Gathering System that is uneconomic for which a mutually agreeable solution cannot be agreed to between the Parties.

Exhibit A

Exhibit B
ADDRESSES FOR NOTICES

Gastar Exploration Ltd.

Mr. Michael A. Gerlich
Chief Financial Officer
1331 Lamar, Suite 1080
Houston, Texas 77010
Telephone: (713) 739-0455
Fax: (713) 739-0458
mgerlich@gastar.com

Mr. Henry Hansen
Vice President Land
1331 Lamar, Suite 1080
Houston, Texas 77010
Telephone: (713) 739-0443
Fax: (713) 739-0458
hhansen@gastar.com

Hilltop Resort GS, LLC

500 North Capital of Texas Highway
Building #3, Suite 100
Austin, Texas 78746
Attn: Elias F. Urbina
Telephone: (512) 415-9090
Facsimile: (512) 328-9410

500 North Capital of Texas Highway
Building #3, Suite 100
Austin, Texas 78746
Attn: Gilbert Burciaga
Telephone: (512) 415-9090
Facsimile: (512) 328-9410

Exhibit B

Schedule 1

GATHERING FEES

Cumulative Receipt of Producer’s Gas and Quarterly Third Party Credit Volumes Equals 70% of the Following Volumes**		Gathering Fee (in $/Mcf)

0-25	Bcf	$0.325

25-50	Bcf	$0.300

50-100	Bcf	$0.275

100-200	Bcf	$0.275

200-300	Bcf	$0.250

300-600	Bcf	$0.225

**The volume thresholds in this column will be met (and the reduced Gathering Fee will become applicable) when the sum of (i) the volume of Producer’s Gas delivered to, and gathered on, the Gathering System and (ii) Quarterly Third Party Credit Volumes equals or exceeds 70% of the volumes shown in this column.

Schedule 1